Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement” or “Agreement”) is made between and Gary H. Rabin (“Executive”) and Advanced Cell Technology, Inc., a Delaware corporation (along with its parents, subsidiaries and affiliates, the “Company” and, together with the Executive, the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement dated July 1, 2011 (the “Employment Agreement”) which expired on December 31, 2013, except that, by its terms, Section 11 of the Employment Agreement survives the expiration of the Agreement and remains in full force and effect;

WHEREAS, the Executive’s employment with the Company continued after the expiration of the Employment Agreement;

WHEREAS, the Executive and the Company have mutually agreed that Executive will separate from his employment with the Company, effective January 21, 2014 (the “Separation Date”);

WHEREAS, on the Separation Date, the Company shall pay the Executive: (i) all accrued and unpaid Base Salary through the Separation Date, and (ii) $123,461.53 for all of the Executive’s accrued but unused vacation through the Separation Date. In addition, the Company will reimburse Executive for all reasonable business expenses incurred by Executive on or before the Separation Date in accordance with the Company’s policies and practices, provided Executive has provided acceptable documentation within thirty (30) days of the Separation Date (the foregoing defined as the “Accrued Benefit”);

WHEREAS, in the interest of an amicable transition, the Company will provide certain payments and benefits (the “Separation Benefits”) to Executive, provided Executive enters into and complies with this Separation Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Resignation from Officer Positions; Board Service. The Executive hereby resigns as of the Separation Date as an officer and director of the Company as well as from any other officer and director positions he holds with the Company or with any of the Company’s subsidiaries. The Executive agrees to sign any other documents that the Company may reasonably request in order to effectuate such resignation(s), after such documentation is reviewed with Executive’s legal counsel and no good faith basis for withholding Executive’s signature is determined to exist. Effective from the Separation Date, the Executive shall have no authority to act on behalf of or to bind the Company.

2. Separation Benefits. In lieu of any severance benefits or enhanced equity rights that Executive may have been entitled to pursuant to the Employment Agreement or otherwise, and in exchange for, among other things, Executive signing, not revoking and complying with the terms of this Separation Agreement, the Company shall provide Executive with the following Separation Benefits:

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(i) the Company shall continue to pay the Executive his base salary of $44,583.33 per month for seven (7) months from the Separation Date (the “Severance Period”), which shall commence upon the Company’s next regular payroll date after the Effective Date of this Agreement;

(ii) on the Company’s next regular payroll date after the last day of the Severance Period, the Company shall pay the Executive a lump sum payment equal to $15,000, less applicable deductions and withholdings.

(iii) the Company agrees that it will not oppose Executive’s application for unemployment compensation benefits. Employee acknowledges that eligibility determinations are made by the Employment Security Department and that Employer does not control such determination.

3. Equity. The Executive’s equity interests in the Company are set forth below and are governed by The Advanced Cell Technology 2005 Stock Option Plan and the associated Advanced Cell Technology, Inc. Employee Nonstatutory Option Agreements (collectively the “Equity Documents”):

Grant Date	Type of Grant	Number of Vested Shares	Exercise Price per Share
December 14, 2010	Nonqualified Stock Option	5,000,000	$0.14
July 1, 2011	Restricted Stock	6,000,001	N/A
July 1, 2011	Nonqualified Stock Option	10,000,000	$0.185
July 1, 2011	Nonqualified Stock Option	5,000,000	$0.30
July 1, 2011	Nonqualified Stock Option	5,000,000	$0.45

The above-listed Nonqualified Options (each a “Stock Option”) are exercisable by Executive for the entire ten-year term of the Stock Option. Executive acknowledges and agrees that he does not have any equity interests other than those set forth in this Section 3.

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4. General Release. Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, executives, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Separation Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Massachusetts General Law Chapter 151B; the Massachusetts Wage Act; all Claims under the California Family Rights Act, the California Fair Employment and Housing Act, the California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order; defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that, except those expressly excluded from this release below, this general release of Claims extends to any and all Claims related to Executive’s employment by the Company, (including without limitation, any claims against the Company with respect to any stock-based awards of any kind) and the ending of his employment, and all Claims in his capacity as a Company stockholder arising up to and through the date that Executive enters into this Separation Agreement.

Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which Executive signs this Separation Agreement. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Separation Agreement.

This release does not affect Executive’s rights or obligations under this Separation Agreement or the Equity Documents nor shall this release affect the Executive’s rights to: indemnification pursuant to state law or as an officer of the Company under the Company’s articles of incorporation for Executive’s service prior to the Separation Date, subject to the Company’s rights under state law and the articles of incorporation with respect to such indemnification; claims to insurance coverage under any policy as to which he is a named insured or beneficiary; claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Releasees; claims to continued participation in certain group benefit plans pursuant to the terms and conditions of the federal law known as COBRA; and other obligation of the Releasees that cannot be waived as a matter of law.

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Executive acknowledges that he is familiar with Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive acknowledges that he is releasing unknown claims and waiving all rights he may have under Civil Code Section 1542 or under any other statute or common law principle of similar effect; provided that Executive is not waiving any rights or claims that may arise out of acts or events that occur after the date on which he signs this Agreement.

5. Return of Property. Executive commits to returning to the Company all Company property on or before the Separation Date including, without limitation, computer equipment, software, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships, provided, after Executive returns the laptop issued to him by the Company without any file or data deletions, the Company will work with Executive in good faith to identify Executive’s personal files on the laptop and shall provide copies of those personal files to the Executive. After returning all such property, Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains Executive’s property after the Separation Date.

6. Covenants. Executive acknowledges and hereby reaffirms his continuing obligations to the Company pursuant to Section 11 of the Employment Agreement including, without limitation, with respect to Confidential Information, Right to Company Materials, Nondisparagement and Nonsolicitation (collectively the “Covenants”), all of which run in favor of the Company (including all parents, subsidiaries and affiliates) and the terms of which are incorporated by reference herein, provided the Company acknowledges that Executive’s covenant with respect to Noncompetition Section 11 of the Employment Agreement is no longer in effect.

7. Cooperation. Executive agrees to cooperate with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation and/or in connection with any government investigation about which the Company believes that Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Executive agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which Executive is called as a witness.

8. Insider Trading and Disclosure. Executive reaffirms his obligations pursuant to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) the terms of which continue to apply to Executive following the termination of employment with the Company until any material, nonpublic information possessed by such individual has become public or is no longer material. The same restrictions that apply to Executive pursuant to the Insider Trading Policy also apply to his spouse, significant other, child, parent or other family member, in each case, living in the same household, and to any investment fund, trust, retirement plan, partnership, corporation or other entity over which he has the ability to influence or direct investment decisions concerning securities.  Executive is responsible for ensuring compliance with the Insider Trading Policy by all such persons affiliated with Executive.

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9. Termination of Separation Benefits; Injunctive Relief. In the event that any Party fails to comply with any of the provision of this Separation Agreement, including any of the Covenants that have been incorporated by reference, in addition to any other legal or equitable remedies it may have for such breach, the other party shall have the right to terminate the payments due and owing to the other party. Further, the Parties agree that it would be difficult to measure any harm caused to the other that might result from any breach by the other Party of any of the Agreement and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Parties agree that if the other breaches, or there is an imminent threat of a breach of any portion of the Agreement, the non-breaching Party shall be entitled, in addition to all other remedies they may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any monetary damage to the Company and without the necessity of posting a bond.

10. Advice of Counsel. This Separation Agreement is a legally binding document and Executive’s signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Separation Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Separation Agreement and that Executive is voluntarily entering into this Separation Agreement.

11. Effective Date. To accept this Agreement, Executive must return a signed original of this Agreement to Edward Myles, Chief Financial Officer. This Agreement shall become effective upon execution by both Parties (the “Effective Date”).

12. Enforceability. Executive acknowledges that, if any portion or provision of this Separation Agreement or the Covenants shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

13. Exclusive Compensation. The payments, benefits and equity rights set forth in this Agreement are the exclusive payments, benefits and equity rights to Executive in connection with Executive’s employment and the ending of the employment relationship, provided nothing in this Agreement shall affect Executive’s or the Company’s rights and obligations with respect to indemnification. By entering into this Separation Agreement, Executive acknowledges and agrees that he is not entitled to any other pay, (including salary or bonus or vacation pay) benefits or equity rights including without limitation pursuant to any agreement, severance plan, program or arrangement.

14. Entire Agreement. This Separation Agreement along with the Covenants and Equity Documents and the Undertaking Pursuant to 8 Del. C. § 145(e) you entered into dated October 23, 2013, constitutes the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Employment Agreement.

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15. Waiver. No waiver of any provision of this Separation Agreement, including the Covenants, shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Separation Agreement or the Covenants, or the waiver by either Party of any breach of this Separation Agreement or the Covenants, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executive’s employment with the Company.

17. Successors and Assigns. The Parties agree that their rights and obligations hereunder are binding upon and inure to the benefit of their respective successors and assigns, and in the case of Executive, to his heirs as well.

18. Governing Law; Consent to Jurisdiction; Interpretation. By signing below the Parties acknowledge and agree that the Parties’ rights and obligations to one another, including, without limitation, their rights and obligations under this Separation Agreement, the Covenants shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. The Parties agree that any disputes between the Parties shall be resolved exclusively in the federal or state courts of the Commonwealth of Massachusetts. In the event of any dispute, this Separation Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Separation Agreement.

19. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Separation Agreement on the date(s) indicated below.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael Heffernan	January 21, 2014
	Michael Heffernan	Date
Chairman of the Board of Directors

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

/s/ Gary H. Rabin	January 21, 2014
Gary H. Rabin	Date